Exhibit 22

SUBSIDIARY

GUARANTORS

OF GUARANTEED

SECURITIES
Listed below are

subsidiaries serving as

an

issuer or guarantor,

as applicable,

for outstanding

publicly held
debt

securities.

Company Name
Incorporation

Location
ConocoPhillips Delaware
ConocoPhillips Company Delaware
Burlington Resources

LLC
Delaware